UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

Strategic Realty Trust, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Suite 1100

San Mateo, California, 94402

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 343-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Extension of Forbearance Agreement

As previously reported, on April 1, 2013, Strategic Realty Trust, Inc. (the “Company”), Strategic Realty Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), certain subsidiaries of the Company (collectively, the “Prior Borrowers”), and KeyBank National Association (“KeyBank”), as administrative agent, entered into a Forbearance Agreement (as amended, the “Forbearance Agreement”). The Forbearance Agreement amended the terms of the Company’s Revolving Credit Agreement, dated as of December 17, 2010, with KeyBank (as amended, the “Credit Facility”).

Pursuant to the terms of the Forbearance Agreement, KeyBank and the other lenders agreed to forbear from exercising their rights and remedies under the Credit Facility until January 31, 2014, assuming there was no default under or breach of any of the representations or covenants under the Forbearance Agreement or any additional events of default under the Credit Facility. On December 11, 2013, the Company, the Operating Partnership, the Prior Borrowers and KeyBank entered into a second amendment to the Forbearance Agreement which further extended the forbearance period under the Forbearance Agreement to July 31, 2014. On July 31, 2014, in connection with the negotiation of the Amended and Restated Credit Facility (defined below), KeyBank agreed to extend the forbearance period under the Forbearance Agreement to August 14, 2014.

Transfer of Constitution Trail Property to SRT Holdings

On August 4, 2014, as required by the Amended and Restated Credit Facility, the Operating Partnership contributed 100% of its sole membership interest in SRT Constitution Trail, LLC (“SRT Constitution”), which owns the retail shopping center development commonly known as Constitution Trail, located in Normal, Illinois (“Constitution Trail”), to SRT Secured Holdings, LLC (“SRT Holdings”) (the “Constitution Transaction”). SRT Holdings is jointly owned by the Operating Partnership and SRT Secured Holdings Manager, LLC (“Holdings Manager”), an affiliate of Glenborough, LLC. Prior to the Constitution Transaction, the Operating Partnership owned 88% of the membership interests in SRT Holdings and Holdings Manager owned 12% of the membership interests in SRT Holdings. Following the Constitution Transaction, the Operating Partnership owns 91.67% of the membership interests in SRT Holdings and Holdings Manager owns 8.33% of the membership interests in SRT Holdings. For purposes of calculating the revised membership interests in SRT Holdings, the parties utilized the third party valuations for Constitution Trail and the other assets held by SRT Holdings that were recently obtained in connection with the publication of an estimated value per share by the Company in July 2014.

Amended and Restated Credit Facility

On August 4, 2014, the Operating Partnership, SRT Holdings, TNP SRT San Jacinto, LLC, a wholly owned subsidiary of SRT Holdings, TNP SRT Aurora Commons, LLC, a wholly owned subsidiary of SRT Holdings, and SRT Constitution Trail, LLC, a wholly owned subsidiary of SRT Holdings (collectively, the “Borrowers”), entered into an Amended and Restated Revolving Credit Agreement (the “Amended and Restated Credit Facility”) with KeyBank, as agent for the lenders named in the Amended and Restated Credit Facility and KeyBanc Capital Markets, Inc., as lead bookrunner and lead arranger, to amend and restate the Credit Facility in its entirety and to establish a revolving credit facility with an initial maximum aggregate commitment of $30,000,000 (as adjusted, the “Facility Amount”). Subject to certain terms and conditions contained in the loan documents, the Borrowers may request that the Facility Amount be increased to a maximum of $60,000,000. The Amended and Restated Credit Facility is initially secured by San Jacinto Esplanade, Aurora Commons and Constitution Trail; however, the Borrowers may add or remove the properties that secure the Amended and Restated Credit Facility subject to compliance with certain criteria for real property collateral and various other covenants and conditions contained in the Amended and Restated Credit Facility.

The Amended and Restated Credit Facility matures on August 4, 2017. The Borrowers have the right to prepay the Amended and Restated Credit Facility in whole at any time or in part from time to time, subject to the payment of certain expenses, costs or liabilities potentially incurred by the lenders as a result of the prepayment and subject to certain other conditions contained in the loan documents.

Each loan made pursuant to the Amended and Restated Credit Facility will be either a LIBOR Rate Loan or a Base Rate Loan. Upon entering into the Amended and Restated Credit Facility, the funds outstanding under the Credit Facility were converted into a LIBOR Rate Loan having an interest period of one month commencing on August 4, 2014. Each LIBOR Rate Loan will bear interest at one-month, two-month, or three-month LIBOR, at the election of the Borrowers, with an adjustment for reserve requirements, plus the Applicable Margin (as defined below). Each Base Rate Loan will bear interest at a rate per annum equal to the sum of the Applicable Margin and the greatest of: (i) the prime rate as publicly announced by KeyBank in effect on such day, (ii) the federal funds effective rate in effect on such day plus 0.5%, and (iii) the adjusted LIBOR rate for a hypothetical interest period of one month beginning on such day plus 1.0%. The default rate is equal to 4% above the rate that otherwise would be in effect. The Applicable Margin is as follows:

Total Leverage Ratio	Base Rate Loan	LIBOR Rate Loan
≥ 65% and < 70%	2.50	3.50
≥ 55% and < 65%	2.00	3.00
< 55%	1.50	2.50

Monthly payments are interest only with the entire principal balance and all outstanding interest due at maturity. Borrower will pay KeyBank an unused commitment fee, quarterly in arrears, which will accrue at 0.30% per annum if the usage under the Amended and Restated Credit Facility is less than or equal to 50% of the Facility Amount, and 0.20% per annum if the usage under the Amended and Restated Credit Facility is greater than 50% of the Facility Amount.

Pursuant to the Amended and Restated Credit Facility, the Borrowers and the Company must comply with certain financial covenants contained in the loan documents including but not limited to, (i) requirements to deliver audited and unaudited financial statements, SEC filings, tax returns, pro forma budgets, and quarterly compliance certificates, and (ii) minimum and maximum limits, as applicable, on the Company’s total leverage ratio, interest coverage ratio, fixed charge coverage ratio, liquidity, tangible net worth and debt. The Amended and Restated Credit Facility also contains customary covenants, including, without limitation, covenants with respect to conduct of business, maintenance of properties and insurance, compliance with laws and environmental matters and covenants limiting or prohibiting the creation of liens, mergers, asset sales, investments, loans, and transactions with affiliates. Pursuant to the Amended and Restated Credit Facility, neither the Company nor any Borrower may, without prior written consent of the lenders, create, incur, assume, guarantee or be or remain liable, contingently or otherwise (i) any debt (other than the Amended and Restated Credit Facility), or (ii) individual property level debt with recourse to any Borrower or the Company in an aggregate amount outstanding at one time exceeding 15% of the Company’s total asset value, as defined in the Amended and Restated Credit Facility. In addition, the Amended and Restated Credit Facility restricts the Company’s ability to pay distributions, including the redemption of shares, without the prior written consent of the lenders if the distribution amount would exceed the Company’s adjusted funds from operations (“AFFO”), as defined under the Amended and Restated Credit Facility.

The Company is providing a guaranty of all of the obligations of the Borrowers under the Amended and Restated Credit Facility and all other loan documents in connection with the Amended and Restated Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC REALTY TRUST, INC.

Dated: August 6, 2014	By:	/s/ Andrew Batinovich
Andrew Batinovich
Chief Executive Officer